EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Telephone: (612) 492-7000

Facsimile: (612) 492-7077

November 20, 2008

Cougar Biotechnology, Inc.

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as corporate counsel to Cougar Biotechnology, Inc. (the “Company”) in connection with the original registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of awards and 2,255,615 shares (the “Shares”) of its Common Stock issuable pursuant to the Company’s 2003 Stock Option Plan (the “Plan”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Certificate of Incorporation; (ii) the Company’s Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plan; (iv) the Plan; and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Fredrikson & Byron, P.A.